EXHIBIT 99.1

          EBITDA represents net income before interest, taxes, depreciation and amortization.  EBITDA is presented here because NV Energy, Inc. (the “Company”) considers it a supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity.  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.  Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than we do, which will limit its usefulness as a comparative measure.

Because of these limitations, the Company’s management relies primarily on our GAAP results as a measure of the Company’s performance and uses EBITDA on a supplemental basis.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
NV Energy, Inc.
EBITDA
	Year Ended December 31,
	2009		2008		2007
Net Income	$182,936		$208,887		$197,295

Interest expense (net of AFUDC - debt) (1)	334,314		300,857		279,788
Income tax expense	75,451		95,354		87,555
Depreciation and amortization	321,921		260,608		235,532

EBITDA	$914,622		$865,706		$800,170

EBITDA/Interest expense	2.74	x	2.88	x	2.86	x
Total Debt/EBITDA	5.95	x	6.09	x	5.31	x

NV Energy, Inc.

Interest expense (net of AFUDC - debt) (1)	$334,314		$300,857		$279,788

Long-term debt	$5,303,357		$5,266,982		$4,137,864
Current maturities of long-term debt	134,474		9,291		110,285
Total Debt	$5,437,831		$5,276,273		$4,248,149

(1)   Allowance for borrowed funds used during construction.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Dollars in Thousands)
Nevada Power Company
EBITDA
	Year Ended December 31,
	2009		2008		2007
Net Income	$134,284		$151,431		$165,694

Interest expense (net of AFUDC - debt) (1)	226,252		186,822		174,667
Income tax expense	61,652		71,382		78,352
Depreciation and amortization	215,873		171,080		152,139

EBITDA	$638,061		$580,715		$570,852

EBITDA/Interest expense	2.82	x	3.11	x	3.27	x
Total Debt/EBITDA	5.73	x	5.84	x	4.44	x

Nevada Power Company

Interest expense (net of AFUDC - debt) (1)	$226,252		$186,822		$174,667

Long-term debt	$3,535,440		$3,385,106		$2,528,141
Current maturities of long-term debt	119,474		8,691		8,642
Total Debt	$3,654,914		$3,393,797		$2,536,783

(1)   Allowance for borrowed funds used during construction.

Sierra Pacific Power Company
EBITDA
	Year Ended December 31,
	2009		2008		2007
Net Income	$73,085		$90,582		$65,667

Interest expense (net of AFUDC - debt) (1)	69,413		72,712		60,735
Income tax expense	31,225		37,603		26,009
Depreciation and amortization	106,048		89,528		83,393

EBITDA	$279,771		$290,425		$235,804

EBITDA/Interest expense	4.03	x	3.99	x	3.88	x
Total Debt/EBITDA	4.64	x	4.81	x	5.03	x

Sierra Pacific Power Company

Interest expense (net of AFUDC - debt) (1)	$69,413		$72,712		$60,735

Long-term debt	$1,282,225		$1,395,987		$1,084,550
Current maturities of long-term debt	15,000		600		101,643
Total Debt	$1,297,225		$1,396,587		$1,186,193

(1)   Allowance for borrowed funds used during construction.